Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of DCT Industrial Trust Inc. and subsidiaries:

•	Form S-8 (No. 333-137929)

•	Form S-8 (No. 333-145252)

•	Form S-8 (No. 333-166702)

•	Form S-3 (No. 333-165636)

•	Form S-3 (No. 333-165634)

•	Form S-3 (No. 333-165623)

of our report dated February 29, 2012 (except for the Consolidated Statements of Comprehensive Income and Notes 10, 14, 15, and 16, as to which the date is November 20, 2012) with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc., included in this Current Report (Form 8-K) dated November 20, 2012.

/s/ Ernst & Young LLP

Denver, Colorado

November 20, 2012